AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2001

                          REGISTRATION NO. 333-________
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                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                                  ---------------
                                     FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  --------------
                        FIRST NATIONAL LINCOLN CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

               MAINE                              01-0404322
     (STATE OF INCORPORATION)          (IRS EMPLOYER IDENTIFICATION NO.)
                            P.O. BOX 940, MAIN STREET
                            DAMARISCOTTA, MAINE 04543
                                 (207) 563-3195
        (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                                 --------------

                          F. STEPHEN WARD, TREASURER
                      FIRST NATIONAL LINCOLN CORPORATION
                          DAMARISCOTTA, MAINE  04543
                                (207) 563-3195
          (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                 ----------------

                                    COPIES TO:
                       DAVID J. CHAMPOUX, ESQ., PIERCE ATWOOD
                                ONE MONUMENT SQUARE
                                PORTLAND, ME  04101
                                  (207) 791-1100
                                  --------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: JULY 25, 2001.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
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                                                         PROPOSED
                             PROPOSED                     MAXIMUM
TITLE OF EACH CLASS OF        AMOUNT         MAXIMUM    AGGREGATE
      SECURITIES TO BE         BEING  OFFERING PRICE     OFFERING     AMOUNT OF
            REGISTERED    REGISTERED       PER SHARE*       PRICE* REGISTRATION
-------------------------------------------------------------------------------
Common Stock, par value
     $.01 per share   200,000 Shares          $18.03       $18.03       $901.25
-------------------------------------------------------------------------------
* Registration fee computed in accordance with Rule 457(c) based upon the average of the bid and asked prices on the NASDAQ System on June 27, 2001.
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                                     PROSPECTUS


                             DIVIDEND REINVESTMENT PLAN

                                    COMMON STOCK

                             (PAR VALUE $.01 PER SHARE)

                              ------------------------

     First National Lincoln Corporation (the "Company") is offering through its Dividend Reinvestment Plan (the "Plan") to all holders of record of its Common Stock ("Common Stock") the opportunity to reinvest automatically their cash dividends in shares of Common Stock. The text of the Plan is set forth in this Prospectus.

     The price to be paid for shares of Common Stock purchased under the Plan will be a market price average, determined as provided in the Plan. Shares issued under the Plan will be either newly issued shares, treasury shares or shares purchased for Plan participants in the open market. (See "Purchases" and "Price.")

     This Prospectus relates to 200,000 shares of Common Stock of the Company registered for purchase under the Plan. The Common Stock is traded on the NASDAQ System under the symbol "FNLC". This Prospectus is being provided to present and prospective participants in the Plan. Please retain this Prospectus for future reference.

                              ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ------------------------

THE SHARES OF FIRST NATIONAL LINCOLN CORPORATION COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Prospectus is June 29, 2001.















STATEMENT OF AVAILABLE INFORMATION

     The Company's principal executive offices are located at P.O. Box 940, Main Street, Damariscotta, Maine 04543, and its telephone number is (207) 563-3195. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission (http://www.sec.gov).

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Plan. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated in this Prospectus by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (provided that the information referred to in item 402(a)(8) of Regulation S-K shall not be deemed to be specifically incorporated herein);

     (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001; and

     (c) All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock pursuant to the Plan covered by this Prospectus.

     Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ANY OR ALL OF SUCH DOCUMENTS RELATING TO THE COMPANY, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE UPON ORAL OR WRITTEN REQUEST MADE TO FIRST NATIONAL LINCOLN CORPORATION, P.O. BOX 940, MAIN STREET, DAMARISCOTTA, MAINE 04543 (TELEPHONE
(207) 561-3195), ATTENTION:  TREASURER.

PROSPECTUS SUMMARY

     The Company is a bank holding company headquartered in Damariscotta, Maine. The Company's wholly-owned operating subsidiary, The First National Bank of Damariscotta (the "Bank"), is a national banking association with locations in the mid-coast Maine communities of Damariscotta, Waldoboro, Boothbay Harbor, Wiscasset, Rockport and Camden. The Company's operating revenues during the year ended December 31, 2000 totaled $30.89 million, its net interest income for such year was $12.77 million, and its net income was $4.6 million (or basic earnings per share of $1.93) for the year. The Company's assets totaled $393.2 million at December 31, 2000, including $264.9 million in loans and $105.2 million in investment securities. Deposits aggregated $254.6 million at December 31, 2000. The market price for the Company's Common Stock during the year ended December 31, 2000 ranged from a high of $16.75 per share to a low of $13.25 per share. On June 27, 2001, the last reported sale price for the Company's Common Stock on the NASDAQ System was $17.85.

     The Company has established the Dividend Reinvestment Plan, which is set forth in its entirety in this Prospectus, in order to provide interested stockholders with a convenient, less expensive means of reinvesting their cash dividends (which totaled $.66 per share in 2000) in the Company's Common Stock.

RISK FACTORS

Interest Rate Volatility May Reduce the Company's Profitability.

     The profitability of the Company depends to a large extent upon the net interest income of the First National Bank of Damariscotta (the "Bank"), the Company's wholly-owned subsidiary. Net interest income is the difference between the Bank's interest income on interest-earning assets, such as loans and investments, and its interest expense in interest bearing liabilities, such as deposits and borrowed funds.

     The Bank's net interest income can be affected significantly by changes in market interest rates. In particular, changes in relative interest rates may reduce the Bank's net interest income as the difference between interest income and interest expense decreases. As a result, the Bank has adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources.

     However, the Company cannot assure you that a decrease in interest rates will not negatively impact the Bank's results from operations or financial position. Since market interest rates may change by differing magnitudes and at different times, significant changes in interest rates over an extended period of time could reduce overall net interest income. An increase in interest rates could also have a negative impact on the Bank's results of operations by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to the Bank's allowance for loan losses.

The Bank's Allowance for Loan Losses May Not be Adequate to Cover Actual Loan Losses.

     The Bank makes various assumptions and judgments about the collectibility of its loan portfolio and provides an allowance for potential losses based on a number of factors. If the Bank's assumptions are wrong, its allowance for loan losses may not be sufficient to cover the losses it actually experiences, which would have an adverse effect on the Bank's operating results, and may also cause the Bank to increase the allowance in the future. Further, the Bank's net income would decrease if it had to add additional amounts to its allowance for loan losses.

The Bank's Loans Are Concentrated in Certain Areas of Maine and Adverse Conditions in those Markets Could Adversely Affect Operations.

     The Bank is exposed to real estate and economic factors in the mid-coast area of Maine because virtually all of the Bank's loan portfolio is concentrated among borrowers in this market. Further, because a substantial portion of the Bank's loan portfolio is secured by real estate in this area, the value of the associated collateral is also subject to regional real estate market conditions. Adverse economic, political or business developments or natural hazards may affect this area and the ability of property owners in this area to make payments of principal and interest on the underlying mortgages.
If this region experiences adverse economic, political or business conditions, the Bank would likely experience higher rates of loss and delinquency on its mortgage loans that if its loans were more geographically diverse.

The Bank Experiences Strong Competition Within Its Markets Which May Impact Profitability.

     Competition in the banking and financial services industry is strong. In its market areas, the Bank competes for loans and deposits with local independent banks, thrift institutions, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally as well as nationally. Many of these competitors have substantially greater resources and lending limits than those of the Bank and may offer services that the Bank does not or cannot provide. The Bank's long-term success depends on its ability to compete successfully with other financial institutions in its service areas. Because the Bank maintains a smaller staff and has fewer financial and other resources than larger institutions with which it competes, the Bank may be limited in its ability to attract customers. If the Bank is unable to attract and retain banking customers, it may be unable to continue its loan growth and its results of operations and financial condition may otherwise be negatively impacted.

The Bank's Cost of Funds for Banking Operations May Increase as a Result of General Economic Conditions, Interest Rates and Competitive Pressures.

     The Bank has traditionally obtained funds principally through deposits and through borrowings. As a general matter, deposits are a lower-cost source of funds than borrowings, because interest rates paid for deposits, in the aggregate, are typically less than interest rates charged for borrowings. If as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the level of deposits at the Bank decreases relative to the Bank's overall operations, the Bank may have to rely more heavily on borrowings as a source of funds in the future.

Our Banking Business Is Highly Regulated.

     Bank holding companies and national banking associations operate in a highly regulated environment and are subject to supervision, regulation and examination by various federal and state bank regulatory agencies, as well as other governmental agencies in the states in which they operate. Federal and state laws and regulations govern numerous matters including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The Office of the Comptroller of the Currency, the Bank's principal regulator, possesses cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by entities subject to its regulation. These and other restrictions limit the manner in which the Bank may conduct business and obtain financing.

     Furthermore, the Bank's business is affected not only by general economic conditions, but also by the economic, fiscal and monetary policies of the United States and its agencies and regulatory authorities, particularly the Federal Reserve (the "Fed"). The economic and fiscal policies of various governmental entities and the monetary policies of the Fed may affect the interest rates the Bank must offer to attract deposits and the interest rates it must charge on loans, as well as the manner in which it offers deposits and makes loans. These economic, fiscal and monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally, including the Bank.

The Company's Common Stock Is Not Widely Traded.

     Although the Company's Common Stock is traded on the NASDAQ System, trading activity in the stock historically has been sporadic at times and trading volumes have not been high. Also, the spread between bid and asked prices with respect to the Company's Common Stock can be relatively substantial. Purchasers of the Common Stock under the Plan should be prepared for limited opportunities to liquidate their investment in the Company should they decide to do so.

The Company's Articles of Incorporation Could Discourage Acquisition Proposals Directed at the Company.

     The Company's Articles of Incorporation contain provisions requiring super-majority shareholder approvals of many transactions that could provide shareholders an opportunity to realize on their investments in the Company. These provisions, which are summarized under the caption "Description of Common Stock", could have the effect of discouraging prospective acquirors from initiating or pursuing proposals to acquire the Company or the Bank, and could make more difficult or prevent the consummation of such a transaction.

DIVIDEND REINVESTMENT PLAN

     The following, in question and answer form, are the provisions of the Plan. Those holders of Common Stock who do not wish to participate in the Plan will continue to receive cash dividends, if and when declared, by check.

PURPOSE

1. What is the purpose of the Plan?

     The purpose of the Plan is to provide record owners of Common Stock with a simple and convenient way of investing cash dividends in shares of Common Stock, all without payment of any brokerage commissions, service charges or other expenses. To the extent such shares are purchased from the Company, the Company will receive additional funds to finance the continuing operations of the Company and its subsidiaries. The Plan offers eligible holders an opportunity to invest conveniently for the long-term. The Plan is not intended to provide a mechanism for generating short-term profits or engaging in other strategies involving rapid turnover of shares or proliferation of accounts. The Company accordingly reserves the right to refuse to allow participation in the Plan and/or to modify, suspend or terminate participation by otherwise eligible record owners who engage in, or who the Company believes may engage in, such practices or other practices deemed by the Company to be inconsistent with the purposes of the Plan or detrimental to the Plan or other participants.

ADVANTAGES

2. What are the advantages of the Plan?

Participants in the Plan may:

-- Reinvest all or part of their dividends on shares of Common Stock automatically.

-- Avoid charges for brokerage commissions or fees on all investments under the Plan.

-- Invest the full amount of all dividends since the Plan allows fractions of a share to be held under the Plan.

-- Avoid cumbersome safekeeping requirements through free custodial services under the Plan.

-- Avoid inconvenience and expense of recordkeeping through the free reporting provisions of the Plan.

PARTICIPATION

3. Who is eligible to participate?

     All record owners of Common Stock are eligible to participate in the Plan. Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker or bank nominee) must become owners of record by having the number of shares as to which they wish to participate transferred into their names. Shareholders can participate with respect to all or less than all of their shares.

4. How does an eligible shareholder become a participant?

     An eligible shareholder may join the Plan by signing an Authorization Card and returning it to The First National Bank of Damariscotta as follows:

The First National Bank of Damariscotta
P.O. Box 940, Main Street
Damariscotta, ME  04345
Attention:  Transfer Agent

     An Authorization Card may be obtained at any time by written request to The First National Bank of Damariscotta at the above address or by calling The First National Bank of Damariscotta at (207) 563-3195 (ext. 2030).

5. When may a shareholder join the Plan?

     An eligible shareholder may join the Plan at any time. If an Authorization Card specifying reinvestment of dividends is received by The First National Bank of Damariscotta before the record date for a dividend payment, reinvestment will commence with that dividend payment. If the Authorization Card is received on or after a dividend record date, the reinvestment of dividends through the Plan will begin with the dividend payment following the next record date. The record date for determining shareholders who will receive dividends normally precedes the dividend payment date by three to four weeks. Dividend payment dates ordinarily are the last Friday of the first month in the quarter.

6. What does the Authorization Card provide?

     By marking the appropriate spaces of the Authorization Card you may choose among the following investment options:

-- To reinvest automatically cash dividends on all shares registered in your name.

-- To reinvest automatically cash dividends on less than all of the shares registered in your name (a specified number of whole shares) and continue to receive cash dividends on the remaining shares.

-- To deposit certificates for Common Stock with the Agent as explained under Question 16.

     Dividends on all shares purchased for your account under the Plan will be reinvested automatically in additional shares of Common Stock.

7. May a participant change his or her method of participation after enrollment?

     Yes. You may change your investment option at any time by signing a new Authorization Card and returning it to The First National Bank of Damariscotta as provided under Question 4. If you elect to participate through the reinvestment of dividends but later decide to reduce the number of shares on which dividends are being reinvested, an Authorization Card indicating a change of options must be received by The First National Bank of Damariscotta prior to a particular dividend record date in order to stop any unwanted reinvestment of dividends paid on that dividend payment date. If you want to terminate your participation in the Plan, see Question 17.

AGENT

8. Who administers the Plan?

     The First National Bank of Damariscotta (the "Agent"), a subsidiary of the Company, administers the Plan for participants, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Shares purchased under the Plan will be registered in the name of the Agent or its nominee as agent for participants in the Plan.

     The Agent's mailing address is:

The First National Bank of Damariscotta
P.O. Box 940, Main Street
Damariscotta, ME  04345
Attention:  Transfer Agent

     The Agent may at any time (1) resign by giving written notice to the Company, or (2) be removed by the Company. In the event a vacancy occurs in the office of Agent, the Company shall appoint a successor Agent, which may be the Company or one of its subsidiaries.

COSTS

9. Are there any expenses to participants in connection with purchases under the Plan?

     No. You will incur no brokerage commissions or service charges for the purchases made under the Plan. All costs of administration of the Plan will be paid by the Company. Participants may incur tax liability as a result of payment by the Company of expenses in connection with open market purchases of shares for Plan participants, as explained under Question 18.

PURCHASES

10. How many shares of Common Stock will be purchased for participants and what is the source of shares purchased under the Plan?

     If you become a participant in the Plan, the number of shares purchased for you will depend on the amount of your dividends and market prices of the Common Stock. The number of shares purchased for your account, including fractions computed to four decimal places, will be equal to the total amount to be invested by you, divided by the purchase price per share. (See Question 12.)

     Shares purchased under the Plan will be, at the Company's discretion, either newly issued shares, shares of treasury stock held by the Company or shares purchased for Plan participants in the open market, or a combination of the foregoing. Newly issued shares and treasury shares will be purchased directly from the Company. The decision to purchase shares for Plan participants in the open market will be made by the Company based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors.

     Shares purchased under the Plan in the open market will be purchased by the Agent. The Company may appoint a different entity to conduct such purchases without notifying Plan Participants.

11. When will shares of Common Stock be purchased under the Plan?

When shares are purchased from the Company, purchases will be made on the dividend payment date with dividends paid on that dividend payment date.

When shares are purchased in the open market, the Agent will use dividends paid on a dividend payment date to purchase shares in the open market as soon as practical and within 30 days after that dividend payment date, unless a longer period is necessary or advisable because of federal securities laws or market conditions. Such open market purchases may be made on any securities exchange where shares of the Common Stock are traded, in the over-the-counter market or in negotiated transactions and may be subject to such terms with respect to price, delivery and other matters as the Agent may agree to.

PRICE

12. At what price will shares of Common Stock be purchased under the Plan?

     Common Stock will be purchased under the Plan from the Company at a price per share equal to the average of the daily bid and asked prices of the Common Stock reported on the NASDAQ System for the five trading days immediately preceding, but not including, the dividend payment date. If there is no trading in the Common Stock on the NASDAQ System (or if trading is halted or suspended) for a substantial amount of time during any trading day during the five day period or if publication of the bid and asked prices of the Common Stock on any such trading day does not take place or contains a reporting error, the purchase price of shares purchased from the Company shall be determined by the Company on the basis of such market quotations as it shall deem appropriate. No shares will be purchased from the Company under the Plan at less than their par value ($.01 per share).

     The price to a Plan participant of shares purchased in the open market under the Plan will be the weighted average price of Common Stock purchased in the open market for all Plan participants in respect of a particular dividend payment date.

REPORTS TO PARTICIPANTS

13. What reports will be sent to participants in the Plan?

     As soon as practicable after each purchase you will receive a statement of your account showing amounts invested, purchase prices, shares purchased and other information for the year to date. THIS STATEMENT WILL PROVIDE A RECORD OF THE COST OF PURCHASES UNDER THE PLAN AND SHOULD BE RETAINED FOR TAX PURPOSES. In addition, you will receive copies of the same communications sent to every other holder of Common Stock, including the Company's annual and quarterly reports to shareholders, proxy statements and information for income tax reporting purposes.

DIVIDENDS

14. Will participants be credited with dividends on shares held in their accounts under the Plan?

     Yes. The Agent will receive dividends (less the amount of any tax withheld) for all Plan shares held on the dividend record date and credit them to participants' accounts on the basis of full shares and fractions of a share credited to those accounts on that record date. Such dividends received will be reinvested automatically in additional shares of Common Stock as a dividend reinvestment. (See Question 12.)

CERTIFICATES

15. Will certificates be issued for shares of Common Stock purchased under the Plan?

     Certificates for shares of Common Stock purchased under the Plan will not be issued to you unless you request them. All shares credited to your account under the Plan will be issued to the Agent or its nominee, as your agent. The number of shares credited to your account will be shown on your statement of account. This convenience protects against loss, theft or destruction of stock certificates, permits ownership of fractional shares and reduces the costs to be borne by the Company.

     A certificate for any number of whole shares credited to your account under the Plan will be issued on your written request, and the shares represented by that certificate will be withdrawn from your account. Your written request should be mailed to the Agent. Any remaining full shares and fraction of a share will continue to be credited to your account. If you have authorized the reinvestment of dividends on all shares registered in your name, dividends on shares represented by the certificate issued to you will continue to be reinvested. Otherwise, dividend reinvestment will continue with respect to the number of shares registered in your name specified for dividend reinvestment on your Authorization Card.

     Certificates for fractions of a share will not be issued under any circumstances. (See Question 17.)

     Shares credited to your account may not be pledged. If you wish to pledge the whole shares credited to your account, you must request that certificates for those shares be issued in your name.

     Accounts under the Plan are maintained in the name in which your certificates were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued to you.

16. May certificates for shares of Common Stock be Deposited with the Agent?

     A participant who holds certificates for Common Stock may send the unendorsed certificates to the Agent at the address set forth under Question 4 and have them registered in the name of the Agent or its nominee. The method of delivery of your certificates is at your election and at your risk. The Company recommends that certificates be sent by registered mail. Your certificates may be sent to the Agent when you join the Plan by enclosing your certificates with the Authorization Card. If you are already a participant in the Plan and wish to have your certificates held by the Agent, you should mail the certificates to the Agent together with the completed form which is included with your quarterly statement of account. Additional forms may be obtained by written request to the Agent at the address set forth under Question 4 or by calling the Agent at (207) 563-3195 (ext. 2030). Dividends on all shares represented by certificates deposited with the Agent will be reinvested automatically in additional shares of Common Stock pursuant to the Plan.

TERMINATION OF PARTICIPATION

17. How does a participant terminate participation in the Plan?

     You may at any time terminate your participation in the Plan by notifying the Agent in writing.

     If your notice of termination is received on or after the record date for the next dividend, that dividend will be reinvested for your account, but all subsequent dividends on those shares will be paid to you.

     If you terminate your participation in the Plan or if the Company terminates the Plan, certificates for whole shares credited to your account under the Plan will be issued to you and a cash payment will be made for a fraction of a share. The cash payment will be based on the last sale price of the Company's Common Stock reported on the NASDAQ System on the day the notice of termination is received by the Agent or on the next day on which the NASDAQ System is open if it is closed when the notice is received.

OTHER INFORMATION

18. What are the federal income tax consequences of participation in the Plan?

     Under Internal Revenue Service rulings in connection with similar plans, dividends which you reinvest in additional shares of Common Stock under the Plan will be treated for federal income tax purposes as having been received by you in the form of a taxable stock distribution rather than as a cash dividend. Under these rulings, an amount equal to the fair market value on the dividend payment date of shares acquired from the Company with reinvested dividends on that date will be treated as a dividend paid to you which must be included in your gross income. When the Agent purchases shares for your Plan account in the open market with reinvested dividends, you must include in gross income a dividend equal to the actual price paid by the Agent for those shares.

     The Internal Revenue Service has issued a letter ruling which held that brokerage commissions and service charges paid by a corporation in connection with the open market purchase of shares pursuant to a dividend reinvestment plan are includible in the gross income of participants in that plan. To the extent that ruling is a correct interpretation of the law and applicable to the Plan, when shares are purchased for your Plan account in the open market, you must include in your gross income a dividend equal to that portion of any brokerage commissions and service charges paid by the Company which are attributable to the purchase of such shares. Any such service charges included in income would be deductible by participants who itemize deductions.

     You will not realize any taxable income when you receive certificates for whole shares credited to your account, either upon your request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize tax gain or loss (which, for most participants, will be capital gain or loss) when whole shares acquired under the Plan are sold or exchanged. You also will recognize gain or loss when you receive a cash payment for a fractional share credited to your account. The amount of such gain or loss will be the difference between the amount which you receive for your shares or fractional share and the tax basis thereof.

     Under the rulings referred to above, the tax basis of shares acquired from the Company under the Plan by reinvestment of dividends will be equal to the fair market value of the shares on the dividend payment date on which the shares are purchased for your Plan account. The tax basis of shares acquired by the Agent in the open market with reinvested dividends will be the purchase price thereof paid by the Agent plus an allocable share of any brokerage commissions paid by the Company. The holding period of shares of Common Stock acquired under the Plan will begin on the day following the date as of which the shares are purchased for you.

     If your dividends become subject to the backup withholding tax of the tax laws, dividends reinvested for you under the Plan will be reduced by the amount of tax required to be withheld.

     The foregoing is only an outline of the Company's understanding of some of the applicable federal tax provisions. For further information as to the tax consequences of participation in the Plan, including state, local and foreign tax consequences and any future changes in applicable law or interpretations thereof, you should consult with your own tax advisors.

19. What happens if a participant sells a portion of the shares of Common Stock registered in the participant's name?

     If you have authorized the reinvestment of dividends on all shares registered in your name and then dispose of a portion of those shares, the dividends on the remaining shares will continue to be reinvested.

     If you have authorized the reinvestment of dividends on part of the shares registered in your name and then dispose of a portion of those shares, the dividends on the lesser of (1) the shares with respect to which reinvestment of dividends was originally authorized, or (2) all of the remaining shares, will continue to be reinvested.

20. What happens when a participant sells or transfers all of the shares registered in his or her name?

     If you dispose of all shares registered in your name with respect to which you participate in the Plan, the dividends on the shares credited to your account under the Plan will continue to be reinvested until the Agent is otherwise notified.

21. What happens if the Company issues a stock dividend or declares a stock split?

     Any stock dividends or split shares distributed by the Company on shares of Common Stock credited to your account under the Plan will be added to your account. Stock dividends or split shares distributed on shares of Common Stock registered in your name will be distributed to you in the same manner as to shareholders who are not participants in the Plan.

22. How will a participant's shares be voted at meetings of shareholders?

     You will receive a proxy indicating the total number of your shares of Common Stock, including shares of Common Stock registered in your name and shares of Common Stock credited to your account under the Plan.

     If your proxy is returned properly signed and marked for voting, all the shares covered by the proxy--those registered in your name and those credited to your account under the Plan--will be voted as marked.

     If your proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, all of your shares--those registered in your name and those credited to your account under the Plan--will be voted in accordance with the recommendations of the board of directors of the Company. If the proxy is not returned, or if it is returned unsigned or improperly signed, your shares may be voted only if you vote in person.

23. What is the responsibility of the Company and the Agent under the Plan?

     Neither the Company nor the Agent, in administering the Plan, will be liable for any act done in good faith, or for any good faith omissions to act, including, without limitation, any claims of liability arising out of failure to terminate a participant's account upon the participant's death prior to receipt of notice in writing of the death.

     Neither the Company nor the Agent can assure any participant of a profit or protect any participant against a loss on the shares purchased by him or her under the Plan.

24. Who regulates and interprets the Plan?

     The Company reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

25. May the Plan be changed or discontinued?

     The Company reserves the right to suspend, modify or terminate the Plan at any time. Notice of any suspension, modification or termination will be mailed to all participants.

DESCRIPTION OF COMMON STOCK

     The Company has a single class of Common Stock and presently is authorized to issue up to 6,000,000 shares, $.01 par value, of which 2,385,675 shares were outstanding at the close of business on June 27, 2001.

     Each share of the Common Stock is entitled to one vote on each matter coming before the stockholders. The presence in person or by proxy of the holders of not less than one-third of the shares entitled to vote at any meeting constitutes a quorum at that meeting. With the exception of certain matters relating to business combinations described in detail below, or with respect to matters which, under Maine law, require the approval of the holders of a greater number or percentage of outstanding shares, action at any meeting at which a quorum is present may be taken by the affirmative vote of the holders or representatives of a majority of the stock represented. The Company's Bylaws provide for staggered terms for directors, whereby one-third, as nearly as may be, of the directors are elected in each year for a three year term. There is no provision for cumulative voting in the election of directors or with respect to any other matter.

     The Company may pay dividends out of funds legally available therefor when and if declared by the Board of Directors. The only material sources of funds available for the payment of dividends are dividends received from the Bank. The payment of dividends by the Bank is subject to limitations imposed by federal law and regulatory authorities. The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by the Bank in any calendar year will exceed the total of its net profits of that year combined with its retained net profits of the preceding two years, less any required transfers to surplus. The holders of the Company's common stock are entitled to receive and share equally in such dividends as are declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Company, common stockholders would be entitled to receive all of the Company's assets remaining after payment of its debts and liabilities and certain expenses incurred in connection with winding up the Company's affairs. Holders of the Company's common stock have no preemptive rights.

     The Company's Articles of Incorporation include provisions which govern any proposed "Business Combination" (defined generally to include certain sales, exchanges, leases, mortgages, pledges, transfers or other dispositions of assets, mergers or consolidations, adoptions of plans or proposals for liquidation or dissolution or certain issuances and reclassifications of securities of the Company) between the Company or the Bank, on the one hand, and an Interested Stockholder, affiliate or associate thereof, on the other hand, as well as additional provisions governing selected "Control Transactions" involving changes in control of the Company or the Bank, irrespective of whether an Interested Stockholder is involved. An "Interested Stockholder" is defined generally to include any individual, entity or group, other than the Company and its subsidiaries or their employee benefit plans, which is the beneficial owner of ten percent (10%) or more of the common stock outstanding.

     The Company's Articles of Incorporation require the prior affirmative vote of the holders of at least eighty percent (80%) of all outstanding shares of stock entitled to vote in order for the Company or any of its subsidiaries to engage, directly or indirectly, in any Business Combination with an Interested Stockholder. This requirement does not apply, however, to any Business Combination which is approved by a majority of the Continuing Directors (defined generally as those directors who are not affiliates, associates or representatives of the Interested Stockholder and who were elected prior to the time that an Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is not an affiliate, associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors). In the event that this latter condition is met, the Business Combination would require only the shareholder vote required by law, the Articles of Incorporation, the Bylaws, or otherwise. (The provisions described below, however, nonetheless require the affirmative vote of the holders of at least 66 2/3% of the Company's outstanding voting shares for certain mergers, substantial asset sales or stock issuances, and for the liquidation of the Company or a subsidiary, irrespective of whether an Interested Stockholder is involved or the board of directors approves such transaction.)

     In addition, in the event that a Business Combination with an Interested Stockholder does occur without the approval of a majority of the Continuing Directors, each stockholder must be offered by the Interested Stockholder the opportunity to exchange such stockholder's shares of common stock for consideration not less in value than the highest price paid by the Interested Stockholder in acquiring any of its holdings in the Company, and no stockholder will receive consideration different in form or proportion from that received by any other stockholder in connection with the Business Combination.

     The Articles of Incorporation require the prior approval of a majority of the Company's directors and of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of stock entitled to vote, in order for the Company or any of its subsidiaries to engage, directly or indirectly, in any Control Transaction (defined generally to include sales of all or substantially all of the assets of the Company or a subsidiary, liquidation, dissolution or mergers as a result of which the stockholders of the Company or such subsidiary own less than sixty percent (60%) of the stock of the surviving entity, or stock issuances resulting in a person or group acting together owning twenty-five percent (25%) or more of the stock of the Company or a subsidiary). Unlike the Business Combination provision described above, the approval of a Control Transaction by the Company's directors does not eliminate the need to obtain the stated higher level of shareholder approval. Because the definitions of Control Transaction and Business Combination overlap in several areas, in a Control Transaction that happens to involve an Interested Stockholder, the approval of a majority of the Continuing Directors would result only in the waiver of the 80% shareholder vote otherwise required for Business Combinations; however, such a transaction would also require the approval of a majority of all the directors and of the holders of sixty-six and two-thirds percent (66 2/3%) of the Company's outstanding stock, insofar as such requirements are not waivable under the Control Transaction provisions.

     The purpose of the Business Combination provision described above is to restrict certain "self-dealing" transactions by a stockholder who could otherwise be able, unilaterally, to cause a Business Combination to be effectuated, and to give greater assurance to the stockholders that they will receive fair and equitable treatment in the event of certain Business Combinations involving the Company or a subsidiary and an Interested Stockholder. The purpose of the Control Transaction provision described above is to alter the approval standards otherwise applicable to such transactions, which ordinarily require only board approval (in the case of stock issuances) or board approval together with the approval of the holders of a bare majority (50.1%) of the Company's common stock, in order to require that certain transactions that could undermine the Bank's identity and function as a community bank serving the mid-coast region of Maine be taken only with the approval of a more substantial majority of its owners. For example, a merger with another bank resulting in the Company's stockholders collectively owning a minority interest in the combined entity would necessitate a 66 2/3% shareholder vote, due to the overall change in control associated with the transaction, whereas a merger in which the Company were to acquire a smaller bank and the Company's shareholders were to own collectively 75% of the stock of the combined entity would require only the approval of the holders of a majority of the Company's stock, on the basis that overall control would not shift in the transaction.

     However, these provisions may make more difficult or discourage a merger or acquisition of control of the Company, including a transaction offering financial terms deemed attractive by a majority in interest of the Company's stockholders, since a Business Combination with an Interested Stockholder which is not approved by a majority of the Continuing Directors will require the approval of the holders of eighty percent (80%) of all outstanding shares of stock entitled to vote, and a Control Transaction must receive the approval of a majority of the Company's directors and of the holders of sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of stock entitled to vote. In addition, to the extent that these provisions discourage or impede takeovers that would result in the change of the Company's management, such changes may be less likely to occur.

     Under Maine law, unless otherwise provided in the articles of incorporation and upon the adoption of a resolution by the board of directors, stockholders may amend the articles of incorporation by the affirmative vote of the holders of a majority of all outstanding shares of stock entitled to vote. The Company's Articles of Incorporation, however, alter this quantum of vote, and require the affirmative vote of the holders of not less than eighty percent (80%) of all outstanding shares of stock entitled to vote, for any amendment or provision affecting the provisions described above relating to certain "Business Combinations" with an Interested Stockholder. However, the special provisions described in this paragraph will not apply to, and special votes shall not be required for, any amendment to the Business Combination provisions which has been recommended by the Board of Directors, if a majority of the directors therein office are Continuing Directors. The Control Transaction provisions may be amended only by a vote of the holders of at least 66 2/3% of all outstanding shares entitled to vote, irrespective of whether the Board of Directors recommends such an amendment. The special votes required for amendments to these provisions of the Articles of Incorporation are designed to prevent any stockholder from circumventing such provisions by amending the Articles of Incorporation.

USE OF PROCEEDS

     The Company does not know either the number of shares that will ultimately be purchased under the Plan or the prices at which the shares will be sold, or whether or to what extent such shares will be issued by the Company and, therefore, result in proceeds to the Company. The Company intends to add any net proceeds of sales under the Plan of newly issued shares and treasury shares to the general funds of the Company to be available for general purposes.

INDEMNIFICATION

     Directors, officers, employees and agents of the Company and its subsidiaries or those serving at its request as directors, officers, employees or agents of another corporation or enterprise are entitled to indemnification as expressly permitted by the provisions of the Maine Business Corporation Act, the Company's bylaws, the bylaws of the Company's subsidiary, and the Company's liability insurance. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

LEGAL OPINION

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Pierce Atwood, Portland, Maine, the Company's outside counsel.

EXPERTS

     The consolidated financial statements of First National Lincoln Corporation and subsidiary appearing in First National Lincoln Corporation's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Berry, Dunn, McNeil & Parker, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 2001 and March 31, 2000, incorporated by reference in this Prospectus, Berry, Dunn, McNeil & Parker have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in First National Lincoln Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.





























-------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

     THIS PROSPECTUS DOES NOT CONTAIN ALL THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT, CERTAIN PORTIONS OF WHICH HAVE BEEN OMITTED PURSUANT TO THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, AND TO WHICH PORTIONS REFERENCE IS HEREBY MADE FOR FURTHER INFORMATION WITH RESPECT TO THE COMPANY AND THE SECURITIES OFFERED HEREBY.

-------------------------------------------------------------------------------








































                              REINVESTMENT PLAN
                    COMMON STOCK (PAR VALUE $.01 PER SHARE)
                                --------------
                                  PROSPECTUS
                                --------------
                              DATED June 29, 2001
-------------------------------------------------------------------------------
PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Securities and Exchange Commission Registration fee           $    901.25
     Legal fees*                                                      2,500.00
     Accounting fees*                                                   500.00
     Printing expense*                                                  100.00
     Miscellaneous*                                                       0.00
                                                                   -----------
                                                                   $  4,001.25

* Estimated. Total expenses exclude an estimated $1,000 of annual recurring costs for the operation of the Plan.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 719 of the Maine Business Corporation Act (13-A M.R.S.A. sec. 101, et seq.) authorizes the indemnification by the corporation of any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of that person's status as a director, officer, employee or agent of the corporation; provided that no such indemnification may be provided for any person if he or she shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) in any criminal proceeding, to have had reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or on behalf of the corporation, indemnification may only be provided if the court determines that such person is fairly and reasonably entitled to the requested indemnification. Indemnification must be provided to the extent that a director, officer, employee or agent has been successful, on the merits or otherwise, in defense of an action of the type described in the first sentence of this paragraph.

     The Bylaws of the Registrant provide that it shall indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any director or officer who shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant or who had reasonable cause to believe that his or her conduct was unlawful. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standard set forth in the preceding sentence. The Bylaws further empower the Registrant to purchase and maintain insurance on behalf of its directors, officers, employees and agents with respect to any such claim, action or proceeding.
ITEM 16. EXHIBITS

-------------------------------------------------------------------------------
Exhibit Number  Description
-------------------------------------------------------------------------------

4.1(1)          Articles of Incorporation of the Registrant

4.2(1)          Bylaws of the Registrant

5               Opinion of Pierce Atwood

15 Acknowledgment letter from Berry, Dunn, McNeil & Parker, independent accountants, concerning unaudited interim financial information

24.1            Consent of Pierce Atwood (included in Exhibit 5)

24.2            Consent of Berry, Dunn, McNeil & Parker

25.1            Powers of Attorney (see page __ of this Registration Statement)

ITEM 17. UNDERTAKINGS

(a)     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF DAMARISCOTTA, STATE OF MAINE, ON JUNE 14, 2001.

FIRST NATIONAL LINCOLN CORPORATION


By /s/ Daniel R. Daigneault
DANIEL R. DAIGNEAULT, PRESIDENT AND CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE 14, 2001.

          SIGNATURE                         TITLE                       DATE
      -----------------                   ---------                   --------

/s/ Daniel R. Daigneault
DANIEL R. DAIGNEAULT         President, Chief Executive Officer   June 14, 2001
                             and a Director
                            (Principal Executive Officer)

/s/ F. Stephen Ward
F. STEPHEN WARD              Treasurer (Principal Financial       June 14, 2001
                             and Accounting Officer)

/s/ Bruce A. Bartlett
BRUCE A. BARTLETT            A Director                           June 14, 2001

/s/ Malcolm E. Blanchard
MALCOLM E. BLANCHARD         A Director                           June 14, 2001

/s/ Katherine M. Boyd
KATHERINE M. BOYD            A Director                           June 14, 2001

/s/ Dana L. Dow
DANA L. DOW                  A Director                           June 14, 2001

/s/ Robert B. Gregory
ROBERT B. GREGORY            A Director                           June 14, 2001

/s/ Carl S. Poole, Jr.
CARL S. POOLE, JR.           A Director                           June 14, 2001

/s/ David B. Soule, Jr.
DAVID B. SOULE, JR.          A Director                           June 14, 2001

/s/ Stuart G. Smith
STUART G. SMITH              A Director                           June 14, 2001

/s/ Bruce B. Tindal
BRUCE B. TINDAL              A Director                           June 14, 2001

*By: /s/ Daniel R. Daigneault
DANIEL R. DAIGNEAULT         ATTORNEY-IN-FACT













































(Exhibit 5)


June 27, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     Registration Statement on Form S-3 Relating to 200,000 shares of Common
Stock, par value $.01 per share, of First National Lincoln Corporation

Ladies and Gentlemen:

     We are familiar with the above referenced Registration Statement on Form S-3 (the "Registration Statement"), relating to 200,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of First National Lincoln Corporation (the "Company"), to be offered pursuant to the Company's Dividend Reinvestment Plan. We have examined the Company's Articles of Incorporation, as amended to date, and such other documents and proceedings as we have deemed necessary or appropriate as a basis for the opinion expressed below.

     Based upon such examination, we are of the opinion that:

     (1) The Company has been duly organized and is validly existing as a corporation under the laws of the State of Maine.

     (2) The shares of Common Stock have been duly authorized, and when issued and sold upon the terms and conditions set forth in the Registration Statement, will be validly authorized and legally issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States and the Maine Business Corporation Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to being named in the Registration Statement and in any amendments thereto under the heading "LEGAL OPINION", and to the filing of this Opinion as an Exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,


                              /s/ Pierce Atwood
                              PIERCE ATWOOD













Exhibit 15 -- Letter Re: Unaudited Interim Financial Information




Board of Directors
First National Lincoln Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of First National Lincoln Corporation for the registration of 200,000 shares of its common stock of our report dated May 4, 2001 relating to the unaudited consolidated interim financial statements of First National Lincoln Corporation which are included in its Form 10-Q for the quarter ended March 31, 2001.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


/s/ Berry, Dunn, McNeil & Parker


Portland, Maine
June 21, 2001



































Exhibit 24.2 - Consent of Berry, Dunn, McNeil & Parker




Board of Directors
First National Lincoln Corporation

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of First National Lincoln Corporation for the registration of 200,000 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 2001, with respect to the consolidated financial statements of First National Lincoln Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


/s/ Berry, Dunn, McNeil & Parker


Portland, Maine
June 21, 2001






































EXHIBIT 25.1

DIRECTORS' AND OFFICERS'
POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned Directors and Officers of First National Lincoln Corporation, a Maine corporation (the "Company"), hereby constitutes and appoints Daniel R. Daigneault and F. Stephen Ward, and either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and sign the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission, pursuant to the provisions of the Securities Act of 1933, as amended, the said Registration Statement being related to the offer and sale of shares of Common Stock of First National Lincoln Corporation, par value of $.01 per share, by the Company pursuant to its Dividend Reinvestment Plan, and, further, to execute and sign any and all amendments (including post-effective amendments and amendments changing the amount of such shares being registered) to such Registration Statement, and to file same, with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or either of them, or their or any of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand this 14th day of June, 2001.

          SIGNATURE                         TITLE                       DATE
      -----------------                   ---------                   --------

/s/ Daniel R. Daigneault
DANIEL R. DAIGNEAULT         President, Chief Executive Officer   June 14, 2001
                             and a Director
                            (Principal Executive Officer)

/s/ F. Stephen Ward
F. STEPHEN WARD              Treasurer (Principal Financial       June 14, 2001
                             and Accounting Officer)

/s/ Bruce A. Bartlett
BRUCE A. BARTLETT            A Director                           June 14, 2001

/s/ Malcolm E. Blanchard
MALCOLM E. BLANCHARD         A Director                           June 14, 2001

/s/ Katherine M. Boyd
KATHERINE M. BOYD            A Director                           June 14, 2001

/s/ Dana L. Dow
DANA L. DOW                  A Director                           June 14, 2001

/s/ Robert B. Gregory
ROBERT B. GREGORY            A Director                           June 14, 2001

/s/ Carl S. Poole, Jr.
CARL S. POOLE, JR.           A Director                           June 14, 2001

/s/ David B. Soule, Jr.
DAVID B. SOULE, JR.          A Director                           June 14, 2001

/s/ Stuart G. Smith
STUART G. SMITH              A Director                           June 14, 2001

/s/ Bruce B. Tindal
BRUCE B. TINDAL              A Director                           June 14, 2001

*By: /s/ Daniel R. Daigneault
DANIEL R. DAIGNEAULT         ATTORNEY-IN-FACT



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